EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

                                                  Three months ended           Six months ended
                                                       June 30,                     June 30,
                                               -------------------------   -------------------------
                                                  1997          1996          1997          1996
                                               -----------   -----------   -----------   -----------
Weighted average common shares outstanding      12,852,583    12,879,176    12,868,702    12,877,088

Net effect of dilutive stock equivalents
  based on the treasury stock method
  using ending market price in 1997 and
  average market price in 1996                     793,921       997,758       722,752       961,985
                                               -----------   -----------   -----------   -----------

Total weighted shares outstanding               13,646,504    13,876,934    13,591,454    13,839,073
                                               ===========   ===========   ===========   ===========

Net income                                     $ 1,413,531   $ 2,442,955   $ 2,553,167   $ 4,758,448
                                               ===========   ===========   ===========   ===========

Net income per share                           $      0.10   $      0.18   $      0.19   $      0.34
                                               ===========   ===========   ===========   ===========



                                       40